Exhibit 5.1

December 12, 2017

VIA ELECTRONIC MAIL

Trovagene, Inc.

11055 Flintkote Avenue

San Diego, CA 92121

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Trovagene, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (File No. 333-221115), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 16,161,616 units (the “Units”) (each consisting of a share of common stock of the Company and a warrant to purchase one share of common stock), including 16,161,616 shares of common stock of the Company, par value $0.0001 per share (the “Shares”) and warrants to purchase 16,161,616 shares of common stock (the “Warrants”) and the shares of common stock of the Company issuable from time to time upon exercise of the Warrants (the “Warrant Shares”); and up to 16,161,616 pre-funded units (the “Pre-Funded Units”), each consisting of a pre-funded warrant to purchase one share of Common Stock (each, a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”) and one Warrant to purchase one share of common stock, and the shares of the Company’s Common Stock issuable from time to time upon exercise of the Pre-funded Warrants (the “Pre-Funded Warrant Shares”; and together with the Units, Shares, Warrants, Warrant Shares, Pre-Funded Units and Pre-Funded Warrants are collectively referred to herein as the “Securities”), all of which Securities are to be sold by the Company pursuant to the Registration Statement (as defined below) and the Prospectus (as defined below). The Securities will be sold pursuant to an Agreement between the Company and certain accredited investors identified on the signature pages thereto (the “Agreement”). As noted in the Registration Statement, for each Pre-Funded Unit sold, the number of Units sold will be decreased on a one-for-one basis. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion, we have reviewed and relied upon the following:

•	the Registration Statement on Form S-1 (File No. 333-221115) initially filed with the Securities and Exchange Commission (the “Commission”) on October 25, 2017, under the Act (including any documents incorporated by reference therein, the “Registration Statement,” and the related prospectus included in such Registration Statement (including any documents incorporated by reference therein, the “Prospectus”));

Trovagene, Inc.

December 12, 2017

•	the form of Agreement;

•	the Certificate of Incorporation of the Company, as amended and in effect on the date hereof;

•	the Bylaws of the Company as amended and in effect on the date hereof;

•	the resolutions of the Board of Directors of the Company authorizing/ratifying the execution and delivery of the Agreement, the issuance and sale of the Securities, the preparation and filing of the Prospectus, and other actions with regard thereto; and

•	such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities pursuant to the terms of the Agreement, and (iv) receipt by the Company of the consideration for the Securities specified in the resolutions:

(a) the Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable;

(b) The Units, Pre-Funded Units, Warrants and Pre-Funded Warrants will be duly authorized for issuance and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants are considered in a proceeding in equity or at law); and

Trovagene, Inc.

December 12, 2017

(c) The Warrant Shares and Pre-Funded Warrant Shares will be duly authorized and, when issued and paid for in accordance with the provisions of the Warrants and Pre-Funded Warrants, as applicable, will be validly issued and be fully paid and nonassessable.

We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

We express no opinion as to matters governed by any laws other than the DGCL.

This opinion letter is rendered to you solely for use in connection with the issuance and sale of the Securities in accordance with the Registration Statement as of the date first written above and is not to be relied on for any other purpose. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP